MutualFirst Announces Third Quarter 2012 Earnings

MUNCIE, Ind., Oct. 25, 2012 /PRNewswire/ -- MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of MutualBank (the "Bank"), announced today net income to common shareholders for the third quarter ended September 30, 2012 of $1.8 million, or $.26 for basic and diluted earnings per common share. This compared to net income available to common shareholders for the same period in 2011 of $596,000, or $.09 for basic and diluted earnings per common share. Annualized return on assets was .59% and return on average tangible common equity was 6.83% for the third quarter of 2012 compared to .41% and 2.37% respectively, for the same period of last year.

Net income available to common shareholders for the nine months ended September 30, 2012 was $4.2 million, or $.60 for basic earnings per common share and $.59 for diluted earnings per common share compared to net income available to common shareholders of $682,000, or $.10 for basic and diluted earnings per common share for the nine months ended September 30, 2011. Annualized return on assets was .48% and return on average tangible common equity was 5.31% for the nine months ended in 2012 compared to .23% and .93% respectively, for the same period of last year.

Other financial highlights for the third quarter ended September 30, 2012 included:

  Gross loans increased $8.5 million in the third quarter of 2012.
  Deposits increased $21.5 million in the third quarter of 2012.
  Tangible common equity increased to 7.33% in the third quarter of 2012 and tangible book value increased to $15.40.
  Non-performing assets declined $2.2 million, or 6.7% in the third quarter of 2012 and declined $8.6 million, or 21.9% compared to December 31, 2011.  Classified assets declined $5.8 million, or 9.5% in the third quarter of 2012.
  Net charge offs on an annualized basis were .81% in the third quarter of 2012 compared to 1.11% in the same period of 2011.  Net charge offs on a linked quarter decreased from 1.04%.
  Net interest margin was 3.05% for the third quarter of 2012 compared to 3.19% in the same period of 2011.   On a linked quarter basis, net interest margin declined from 3.10%.
  Non-interest income for the quarter ended September 30, 2012 decreased $283,000 compared to the same period in 2011.   On a linked quarter basis, non-interest income increased $676,000.
  Non-interest expense for the third quarter of 2012 increased $97,000 over the same period in 2011.  Non-interest expense increased $200,000 over the linked quarter.

"We are pleased to see continued improvement in our earnings and increased loan production," said David W. Heeter, President and CEO.

Balance Sheet

Assets increased $45.2 million as of September 30, 2012 compared to December 31, 2011, primarily due to the $45.6 million increase in the gross loan portfolio. Mortgage loans have increased $57.0 million in 2012 as mortgage refinance activities remain brisk. The commercial loan portfolio has declined $8.8 million in 2012, while the consumer loan portfolio has declined $2.6 million. In the third quarter of 2012, gross loans increased by $8.5 million. Mortgage loans increased $12.0 million and consumer loans increased by $1.7 million. These increases were offset by declines in the commercial loan portfolio of $5.2 million. Investments securities have increased by $12.0 million over the end of 2011, but decreased by $22.5 million in the third quarter to fund current loan growth. To help mitigate interest rate risk, the Bank has sold its 30 year fixed rate mortgage loan production in the secondary market. In the first nine months of 2012, the Bank has sold $34.7 million in fixed rate mortgage loans compared to $26.1 million during the first nine months of 2011.

Deposits increased by $26.4 million as of September 30, 2012 compared to December 31, 2011, as the Bank continues to see growth in core transactional accounts. The increase in the core transactional accounts was $66.9 million, while certificates of deposit decreased $40.5 million, in the first nine months of 2012. Core transactional deposits increased to 50% of the Bank's total deposits as of September 30, 2012 compared to 45% as of December 31, 2011. The increase in deposits, along with liquidation of securities, has allowed the Bank to fund loan growth this year. FHLB advances have increased by $11.7 million as the Bank has lengthened out maturing advances to help mitigate interest rate risk.

Allowance for loan losses decreased by $1.3 million, to $15.5 million as of September 30, 2012 compared to December 31, 2011 as the Bank's specific allocation on impaired loans have declined by $1.5 million primarily through charge offs of those specific allocations. Net charge offs in the third quarter were $1.9 million, or .81% of total loans on an annualized basis. Net charge offs for the first nine months of 2012 were $6.0 million, or .84% of total loans on an annualized basis. The allowance for loan losses to non-performing loans as of September 30, 2012 was 65.09% compared to 52.81% as of December 31, 2011. The allowance for loan losses to total loans as of September 30, 2012 was 1.61%, a decrease from 1.83% as of December 31, 2011. Heeter commented, "We continue to actively monitor our loan portfolio and we believe that our allowance for loan losses adequately reflects the risk in our portfolio and the current risk in the economy as we move forward."

Stockholders' equity was $139.3 million at September 30, 2012, an increase of $6.6 million from December 31, 2011. The increase was due primarily to net income of $5.2 million and unrealized gains on securities of $3.3 million. The increase was offset by dividend payments of $2.3 million to common and preferred shareholders. The Company's tangible book value per share as of September 30, 2012 increased to $15.40 compared to $14.38 as of December 31, 2011 and the tangible common equity ratio was 7.33% as of September 30, 2012 compared to 7.05% as of December 31, 2011. The Company's and the Bank's risk-based capital ratio were well in excess of "well-capitalized" levels as defined by all applicable regulatory standards as of September 30, 2012.

Income Statement

Net interest income before the provision for loan losses decreased $80,000 for the quarter ended September 30, 2012 compared to the same period in 2011. The decrease was a result of a decline in net interest margin by 14 basis points, partially offset by an increase in average earning assets of $46.8 million comparing the third quarter of 2012 with the same period in 2011. On a linked quarter basis, net interest income before the provision for loan losses decreased $35,000.

Net interest income before the provision for loan losses decreased $730,000 for the nine months ended of 2012 compared to the same period in 2011. The decrease was a result of the decline in the net interest margin from 3.18% in the first nine months of 2011 to 3.05% in the first nine months of 2012, which was partially offset by an increase in average earning assets of $23.8 million.

The provision for loan losses for the third quarter of 2012 decreased to $1.5 million compared to $3.2 million during last year's comparable period. The decrease was due to management's ongoing evaluation of the adequacy of the allowance for loan losses, which was partially attributable to net charge offs decreasing to $1.9 million, or .81% of loans on an annualized basis in the third quarter of 2012 compared to net charge offs of $2.7 million, or 1.11% of loans on an annualized basis in the third quarter of 2011. Net charge offs have exceeded provision primarily due to charge offs related to previously identified loans which had established specific allocations. Non-performing loans to total loans at September 30, 2012 were 2.48% compared to 2.82% at September 30, 2011. Non-performing assets to total assets were 2.08% at September 30, 2012 compared to 2.43% at September 30, 2011.

The provision for loan losses for the first nine months of 2012 decreased to $4.7 million compared to $9.1 million during last year's comparable period. The decrease was primarily due to a reduction net charge offs to $6.0 million in the first nine months of 2012 compared to net charge offs of $9.0 million in the same period in 2011. Non-performing loans to total loans at September 30, 2012 were 2.48% compared to 3.47% at December 31, 2011. Non-performing loans decreased $8.0 million, or 25% as of September 30, 2012 compared to December 31, 2011.

Non-interest income for the third quarter of 2012 was $4.4 million, a decrease of $283,000 compared to the third quarter of 2011. Gain on sale of loans and servicing of loans increased by $617,000 in the third quarter of 2012 compared to the same period in 2011. This increase was offset by a decrease in gain on investment sales of $669,000. Service fee income on deposit accounts decreased by $218,000 as fees collected on overdrafts have declined as overdraft transactions have decreased. On a linked quarter basis, non-interest income increased $676,000 primarily due to gain on sale of investments.

Non-interest income for the nine months ended of 2012 was $11.0 million, an increase of $390,000 compared to the same period of 2011. Gain on sale of loans and servicing income off of loans increased by $869,000 in the nine months ended in 2012 compared to the same period in 2011. These increases were partially offset by decreases in gain on sale of investments of $264,000 primarily due to decreased sales in 2012, decreases in service fee income on deposits of $144,000 primarily related to less overdraft fee income, and an increase in losses on sale of real estate owned of $165,000.

Non-interest expense increased $97,000 when comparing the third quarter of 2012 with that of 2011. The increase was primarily due to approximately $200,000 expense related to property taxes to maintain secure collateral on a large problem loan. On a linked quarter, non-interest expense increased $200,000 for the above stated reasons.

Non-interest expense decreased $580,000 when comparing the first nine months of 2012 with that of 2011. Decreases related to non-interest expense have been a result of decreased occupancy and equipment expense of $347,000, a reduction in salaries and benefit expense of $193,000 primarily due to savings on employee health insurance, decreased deposit insurance expense of $231,000 and decreased intangible expense of $149,000. These decreases were partially offset by increases in software subscriptions and maintenance of $176,000 and increases in marketing expense of $161,000.

"Enhancing shareholder value continues to be our top priority. While there is still uncertainty surrounding the fiscal cliff and the impact to the economy, we believe we continue to improve and strengthen our ability to perform for our shareholders." commented Heeter.

MutualFirst Financial, Inc. and MutualBank, an Indiana-based financial institution, has thirty-two full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank also has two Wealth Management and Trust offices located in Carmel and Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan. MutualBank is a leading residential lender in each of the market areas it serves, and provides a full range of financial services including wealth management and trust services and Internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF" and can be found on the internet at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MUTUALFIRST FINANCIAL INC.

	September 30,	June 30,	December 31,
Balance Sheet (Unaudited):	2012	2012	2011
	(000)	(000)	(000)
Assets
Cash and cash equivalents	$44,319	$23,590	$56,638
Investment securities - AFS	342,863	365,396	330,878
Loans held for sale	4,072	8,598	1,441
Loans, gross	962,911	954,423	917,274
Allowance for loan loss	(15,536)	(16,003)	(16,815)
Net loans	947,375	938,420	900,459
Premise and equipment	32,344	32,022	32,025
FHLB of Indianapolis stock	14,391	14,391	14,391
Investment in limited partnerships	2,730	2,858	3,113
Cash surrender value of life insurance	48,076	47,737	47,023
Prepaid FDIC premium	1,947	2,236	2,821
Core deposit and other intangibles	2,634	2,863	3,373
Deferred income tax benefit	14,896	16,107	17,385
Foreclosed real estate	6,184	7,364	6,525
Other assets	10,565	9,866	11,121
Total assets	1,472,396	1,471,448	1,427,193

Liabilities and Stockholders' Equity
Deposits	1,193,031	1,171,500	1,166,636
FHLB advances	113,194	136,574	101,451
Other borrowings	11,812	12,014	12,410
Other liabilities	15,084	14,719	14,069
Stockholders' equity	139,275	136,641	132,627
Total liabilities and stockholders' equity	1,472,396	1,471,448	1,427,193

	Three Months	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended	Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Income Statement (Unaudited):	2012	2012	2011	2012	2011
	(000)	(000)	(000)	(000)	(000)

Total interest income	$13,908	$14,101	$15,249	$41,907	$46,739
Total interest expense	3,593	3,751	4,854	11,373	15,475

Net interest income	10,315	10,350	10,395	30,534	31,264
Provision for loan losses	1,475	1,850	3,200	4,675	9,100
Net interest income after provision
for loan losses	8,840	8,500	7,195	25,859	22,164

Non-interest income
Fees and service charges	1,644	1,752	1,862	5,049	5,193
Net gain (loss) on sale of investments	1,095	283	1,764	1,575	1,839
Other than temporary impairment of securities	0	0	0	0	(193)
Equity in losses of limited partnerships	(124)	(128)	(107)	(372)	(256)
Commissions	859	1,036	879	2,914	2,835
Net gain (loss) on loan sales	541	715	245	1,388	685
Net servicing fees	(16)	(142)	(337)	(126)	(292)
Increase in cash surrender value of life insurance	340	336	346	1,017	1,071
Gain (Loss) on sale of other real estate and repossessed assets	30	(160)	(22)	(523)	(358)
Other income	12	13	34	93	101
Total non-interest income	4,381	3,705	4,664	11,015	10,625

Non-interest expense
Salaries and benefits	5,273	5,293	5,240	15,910	16,103
Occupancy and equipment	1,353	1,277	1,328	3,833	4,180
Data processing fees	361	387	373	1,178	1,153
Professional fees	420	426	433	1,188	1,169
Marketing	488	372	453	1,214	1,053
Deposit insurance	312	314	330	939	1,170
Software subscriptions and maintenance	384	395	338	1,145	969
Intangible amortization	229	255	280	745	894
Repossessed assets expense	247	281	279	691	746
Other expenses	1,066	933	982	2,816	2,802
Total non-interest expense	10,133	9,933	10,036	29,659	30,239

Income before taxes	3,088	2,272	1,823	7,215	2,550
Income tax provision (benefit)	915	628	375	1,971	114
Net income	2,173	1,644	1,448	5,244	2,436
Preferred stock dividends and amortization	362	362	852	1,085	1,754
Net income available to common shareholders	$1,811	$1,282	$596	$4,159	$682

Pretax preprovision earnings	$4,201	$3,760	$4,171	$10,805	$9,896

Average Balances, Net Interest Income, Yield Earned and Rates Paid
		Three			Three
		mos ended			mos ended
		9/30/2012			9/30/2011
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)		(000)	(000)
Interest-Earning Assets:
Interest -bearing deposits	$18,570	$14	0.30%	$22,612	$17	0.30%
Mortgage-backed securities:
Available-for-sale	320,739	2,054	2.56	280,901	1,963	2.80
Investment securities:
Available-for-sale	33,763	201	2.38	22,253	170	3.06
Loans receivable	963,523	11,532	4.79	964,061	12,991	5.39
Stock in FHLB of Indianapolis	14,391	107	2.97	14,391	107	2.97
Total interest-earning assets (3)	1,350,986	13,908	4.12	1,304,218	15,248	4.68
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	118,260			118,638
Total assets	$1,469,246			$1,422,856

Interest-Bearing Liabilities:
Demand and NOW accounts	$249,739	226	0.36	$217,885	292	0.54
Savings deposits	107,326	13	0.05	96,565	27	0.11
Money market accounts	90,326	102	0.45	70,915	127	0.72
Certificate accounts	593,841	2,523	1.70	654,746	3,458	2.11
Total deposits	1,041,232	2,864	1.10	1,040,111	3,904	1.50
Borrowings	141,553	729	2.06	110,140	949	3.45
Total interest-bearing accounts	1,182,785	3,593	1.22	1,150,251	4,853	1.69
Non-interest bearing deposit accounts	132,309			124,757
Other liabilities	16,384			12,312
Total liabilities	1,331,478			1,287,320
Stockholders' equity	137,768			135,536
Total liabilities and stockholders' equity	$1,469,246			$1,422,856

Net earning assets	$168,201			$153,967

Net interest income		$10,315			$10,395

Net interest rate spread			2.90%			2.99%

Net yield on average interest-earning assets			3.05%			3.19%

Average interest-earning assets to average interest-bearing liabilities			114.22%			113.39%

Selected Financial Ratios and Other Financial Data (Unaudited):	Three Months	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended	Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2012	2012	2011	2012	2011

Share and per share data:
Average common shares outstanding
Basic	6,949,126	6,938,273	6,911,597	6,937,229	6,902,676
Diluted	7,074,896	7,044,522	6,927,433	7,032,032	6,992,429
Per common share:
Basic earnings	$0.26	$0.18	$0.09	$0.60	$0.10
Diluted earnings	$0.26	$0.18	$0.09	$0.59	$0.10
Dividends	$0.06	$0.06	$0.06	$0.18	$0.18

Dividend payout ratio	23.08%	33.33%	66.67%	30.51%	180.00%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(1)	0.59%	0.45%	0.41%	0.48%	0.23%
Return on average tangible common equity (ratio of net
income to average tangible common equity)(1)	6.83%	4.97%	2.37%	5.31%	0.93%
Interest rate spread information:
Average during the period(1)	2.90%	2.95%	2.99%	2.89%	2.98%

Net interest margin(1)(2)	3.05%	3.10%	3.19%	3.05%	3.18%

Efficiency Ratio	68.95%	70.67%	66.64%	71.38%	72.19%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	114.22%	113.23%	113.39%	113.91%	112.80%

Allowance for loan losses:
Balance beginning of period	$16,003	$16,634	$15,957	$16,815	$16,372
Charge offs:
One- to four- family	505	706	464	1,652	2,655
Commercial real estate	1,346	900	2,017	3,363	5,582
Consumer loans	268	561	556	1,174	1,636
Commercial business loans	137	749	0	890	0
Sub-total	2,256	2,916	3,037	7,079	9,873

Recoveries:
One- to four- family	195	2	63	199	166
Commercial real estate	14	167	64	374	65
Consumer loans	103	59	234	343	651
Commercial business loans	2	207	0	209	0
Sub-total	314	435	361	1,125	882

Net charge offs	1,942	2,481	2,676	5,954	8,991
Additions charged to operations	1,475	1,850	3,200	4,675	9,100
Balance end of period	$15,536	$16,003	$16,481	$15,536	$16,481

Net loan charge-offs to average loans (1)	0.81%	1.04%	1.11%	0.84%	1.24%

	September 30,	June 30,	December 31,	September 30,
	2012	2012	2011	2011

Total shares outstanding	6,993,971	6,992,029	6,987,586	6,987,586
Tangible book value per share	$15.40	$15.00	$14.38	$14.42
Tangible common equity to tangible assets	7.33%	7.14%	7.05%	7.20%

Nonperforming assets (000's)
Non-accrual loans
One- to four- family	$9,862	$9,732	$10,080	$9,099
Commercial real estate	8,969	10,887	16,906	13,129
Consumer loans	2,869	2,817	2,565	2,277
Commercial business loans	1,412	1,140	1,160	1,433
Total non-accrual loans	23,112	24,576	30,711	25,938
Accruing loans past due 90 days or more	757	290	1,127	1,103
Total nonperforming loans	23,869	24,866	31,838	27,041
Real estate owned	6,184	7,365	6,525	6,703
Other repossessed assets	573	600	867	1,019
Total nonperforming assets	$30,626	$32,831	$39,230	$34,763

Performing restructured loans (4)	7,855	6,389	8,402	11,882

Asset Quality Ratios:
Non-performing assets to total assets	2.08%	2.23%	2.75%	2.43%
Non-performing loans to total loans	2.48%	2.61%	3.47%	2.82%
Allowance for loan losses to non-performing loans	65.09%	64.36%	52.81%	60.95%
Allowance for loan losses to loans receivable	1.61%	1.68%	1.83%	1.72%

(1) Ratios for the three and nine month periods have been annualized.

(2) Net interest income divided by average interest earning assets.

(3) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

(4) Performing restructured loans are excluded from non-performing ratios. Restructured loans that are on non-accrual are in the non-accrual loan categories.

CONTACT: Chris Cook, Senior Vice President, Treasurer and CFO of MutualFirst Financial, Inc., +1-765-747-2945